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                 Goldman, Sachs Asset Management, L.P.
                             32 Old Slip
                          New York, NY 10005

                           January 2nd, 2005

Allmerica Financial Life Insurance and Annuity Company
c/o
Goldman Sachs & Co
1 New York Plaza, 38th Floor
New York, NY 10004



Ladies and Gentlemen:

   This letter sets forth the agreement between Allmerica Financial Life Insurance and Annuity Company ("you" or the "Company") and the undersigned ("we", "Goldman Sachs Asset Management, L.P." or "GSAM")) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the "Trust").

   1. THE TRUST. The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company. The Trust consists of one or more separate series ("Portfolios") of shares and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts. As such, the Trust sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

   2. THE COMPANY. The Company is a Massachusetts life insurance company. The Company issues variable annuity contracts and variable life insurance policies (the "Contracts") supported by Separate Accounts (the "Separate Account"; if more than one, the term "Separate Account" shall apply to each Separate Account subject hereto) which is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the "Participation Agreement") with the Trust pursuant to which the Company purchases shares of the Trust for the Separate Account supporting the Company's Contracts.

   3. GOLDMAN, SACHS & CO. Goldman, Sachs & Co. serves as the distributor for the Trust. Goldman Sachs Asset Management, L.P. serves as the Trust's investment adviser. GSAM supervises and assists in the overall management of the Trust's affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust's Board of Trustees in accordance with Delaware law. Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services.

   4. ADMINISTRATIVE SERVICES. You have agreed to assist us, as we may request from time to time, with the provision of administrative services to the Trust or GSAM, as they may relate to the investment in the Trust by the Separate Account.
 It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust's transfer

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agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust's Trustees; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company's Contracts; and the services listed on Schedule A.

   5. PAYMENT FOR ADMINISTRATIVE SERVICES. In consideration of the services to be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM's bona fide profits as investment adviser to the Trust, an amount equal to basis points (0.__ %) per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Trust held by the Separate Account over a one-month period shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Paragraph 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within sixty
(60) business days thereafter.

   6. NATURE OF PAYMENTS. The parties to this letter agreement recognize and agree that GSAM's payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares; and, further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which the Company is required to provide to owners of the Contracts pursuant to the terms thereof.


      You represent that:

      (i) you may legally receive the payments contemplated by this Agreement.

      (ii) the administrative services provided by GSAM under this Agreement are not ones for which the Trust has agreed to perform, provide or pay for under the Participation Agreement.

      (iii) to the extent required by applicable law, You have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act.


   7. TERM. This letter agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days' written notice of its intent not to continue this agreement. This letter agreement shall terminate automatically upon the redemption of the Separate Account's investment in the Trust.

   8. REPRESENTATIONS AND WARRANTIES.  The Company represents and warrants that:

      (a) it is an insurance company duly organized and in good standing under Massachusetts State insurance law;

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      (b) its entering into and performing its obligations under this letter agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

      (c) it will keep confidential any information acquired in connection with the matters contemplated by this letter agreement regarding the business and affairs of the Trust, GSAM and their affiliates.

   9. INTERPRETATION. This letter agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

      (a) This letter agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

      (b) The captions in this letter agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

  10. AMENDMENT. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

  11. COUNTERPARTS. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

   If this letter agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

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                                       Very truly yours,

                                       Goldman Sachs Asset Management, L.P.


                                       By:
                                          ----------------------------------
                                       Name:
                                            --------------------------------
                                       Title:
                                             -------------------------------

Acknowledged and Agreed to:

ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY


By:  /s/  Michael A. Reardon
   -------                        ----------------------------
Name:       Michael A. Reardon
     -------                  --------------------------------
Title:       President and CEO
      -------                  -------------------------------

: --------------------------------------------------------

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                                 SCHEDULE A

MAINTENANCE OF BOOKS AND RECORDS

- Record issuance of shares
- Record transfers (via net purchase orders)
- Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner's position

PURCHASE ORDERS

- Determination of net amount available for investment by the Trust
- Deposit of receipts at Trust custodian by Trust (wire order)
- Notify custodian of estimated amount required to pay dividend distributions or reinvestments

REDEMPTION ORDERS

- Determination of net amount required for redemptions by Trust
- Notification of custodian and Trust of cash required to meet payments
- Cost of share redemptions

FUND-RELATED CONTRACT OWNER SERVICES

- Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners (which shall not include proxies)
- Telephonic support for Contract Owners with respect to inquiries about the Trust (not including information related to sales of annuity contracts)
- []COMPANY DOES NOT USUALLY PAY FOR THESE]
- Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners or prospects (other than proxies)

OTHER ADMINISTRATIVE SUPPORT

- Sub-accounting services
- Providing other administrative support to the Trust as mutually agreed between insurer and the Trust
- Relieving the Fund of other usual or incidental administrative services provided to individual shareholders

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